Filed Pursuant to Rule 433

Registration No. 333-155009

November 5, 2008

FINAL TERM SHEET

Dated November 5, 2008

8.50% Notes due November 10, 2013

9.70% Notes due November 10, 2018

9.95% Notes due November 10, 2038

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Offering Format:	SEC Registered

Security:	8.50% Notes due November 10, 2013 (the “2013 Notes”) 9.70% Notes due November 10, 2018 (the “2018 Notes”) 9.95% Notes due November 10, 2038 (the “2038 Notes”)

Aggregate Principal Amount:	2013 Notes: $1,400,000,000 2018 Notes: $3,100,000,000 2038 Notes: $1,500,000,000

Maturity Date:	2013 Notes: November 10, 2013 2018 Notes: November 10, 2018 2038 Notes: November 10, 2038

Coupon:	2013 Notes: 8.50% 2018 Notes: 9.70% 2038 Notes: 9.95%

Interest Payment Dates:	Semi-annually on each May 10th and November 10th, commencing May 10, 2009

Price to Public:	2013 Notes: 99.952% of principal amount 2018 Notes: 99.931% of principal amount 2038 Notes: 97.709% of principal amount

Net Proceeds (Before Expenses):	2013 Notes: $1,390,928,000 2018 Notes: $3,077,711,000 2038 Notes: $1,452,510,000

Underwriting Discount:	Per 2013 Note: 0.600% Per 2018 Note: 0.650% Per 2038 Note: 0.875%

Benchmark Treasury:	2013 Notes: 2.750% due 10/31/2013 2018 Notes: 4.000% due 08/15/2018 2038 Notes: 4.375% due 02/15/2038

Benchmark Treasury Yield:	2013 Notes: 2.512% 2018 Notes: 3.711% 2038 Notes: 4.196%

Spread to Benchmark Treasury:	2013 Notes: + 600 bp 2018 Notes: + 600 bp 2038 Notes: + 600 bp

Yield:	2013 Notes: 8.512% 2018 Notes: 9.711% 2038 Notes: 10.196%

Settlement Date (T+3):	November 10, 2008

CUSIP/ISIN:	2013 Notes: 02209SAC7 / US02209SAC70 2018 Notes: 02209SAD5 / US02209SAD53 2038 Notes: 02209SAE3 / US02209SAE37

Anticipated Ratings:	Baa1 by Moody’s Investors Service, Inc. BBB by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities Inc.

Senior Co-Manager:	Barclays Capital Inc.

Co-Managers:	Deutsche Bank Securities Inc. Greenwich Capital Markets, Inc. HSBC Securities (USA) Inc. Loop Capital Markets, LLC Scotia Capital (USA) Inc. The Williams Capital Group, L.P.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Goldman, Sachs & Co. toll free at 1-866-471-2526 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.